                                                                                                         Exhibit 11
                                                 TRIBUNE COMPANY
                                  STATEMENTS OF COMPUTATION OF PRIMARY AND FULLY DILUTED
                                          NET INCOME PER SHARE (UNAUDITED)


(In thousands, except per share amounts)
                                                               Third Quarter Ended              Three Quarters Ended

PRIMARY                                                   Sept. 24, 1995  Sept. 25, 1994   Sept. 24, 1995   Sept. 25, 1994
---------                                                 --------------  --------------   --------------   --------------
   Net income                                             $   55,900      $   47,827       $  205,990       $  172,928
   Preferred dividends, net of tax                            (4,622)         (4,644)         (13,865)         (13,931)
                                                            --------       ---------        ---------        ---------
   Net income attributable to common shares               $   51,278      $   43,183       $  192,125       $  158,997
                                                            --------       ---------        ---------        ---------
   Weighted average common shares outstanding                 64,865          67,448           65,285           67,304
                                                            --------       ---------        ---------        ---------
   Primary net income per share                           $      .79      $      .64       $     2.94       $     2.36
                                                            ========        ========         ========        =========
FULLY DILUTED
--------------
   Net income                                             $   55,900      $   47,827       $  205,990       $  172,928
   Additional ESOP contribution required assuming
     all preferred shares were converted, net of tax          (2,772)         (2,978)          (8,324)          (8,936)
   Assumed elimination of tax benefit on certain ESOP
     preferred dividends                                        (828)           (704)          (2,490)          (2,113)
                                                            --------       ---------        ---------        ---------
   Adjusted net income                                    $   52,300      $   44,145       $  195,176       $  161,879
                                                            --------       ---------        ---------        ---------
   Weighted average common shares outstanding                 64,865          67,448           65,285           67,304

   Assumed conversion of preferred shares into common shares   5,887           6,012            5,887            6,012
   Assumed exercise of stock options, net of common
     shares assumed repurchased with the proceeds              1,030             731              835              850
                                                            --------       ---------        ---------        ---------
   Adjusted weighted average common shares outstanding        71,782          74,191           72,007           74,166
                                                            --------       ---------        ---------        ---------

   Fully diluted net income per share                     $      .73      $      .60       $     2.71       $     2.18
                                                            =========      =========        =========         =========


See Notes to Consolidated Financial Statements.